Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of General Finance Corporation in connection with the registration of 4,000,000 shares of common stock as filed with the SEC, of our reports dated December 1, 2008, February 29, 2008 and November 15, 2007, relating to our audits of the financial statements of Mobile Office Acquisition Corp. and Subsidiary d/b/a Pac-Van, Inc. and Pac-Van, Inc., as Predecessor, appearing in the Prospectus, which is a part of such Registration Statement.

We also consent to the reference of our firm under the caption “Experts” in such Registration Statement.

/s/ Katz, Sapper & Miller, LLP

Indianapolis, Indiana
June 29, 2009